Exhibit 10.7

AMENDMENT NO. 1 TO
EMPLOYMENT AGREEMENT

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (“Amendment”), executed and effective as of December 30, 2008 by and between COLLECTIVE LICENSING INTERNATIONAL LLC, a Delaware corporation (“CLI”), and Bruce Pettet (“Executive”).

WHEREAS, CLI and Executive are parties to the employment agreement entered into March 6, 2007 (“Employment Agreement”).

WHEREAS, in order to avoid certain adverse federal income tax consequences to Executive under the Employment Agreement as a result of Section 409A of the Internal Revenue Code of 1986, as amended, relating to deferred compensation, Collective desires to implement certain amendments to the Employment Agreement; and

WHEREAS, CLI and its affiliates (“Collective”), and Executive desire to amend the Employment Agreement.

NOW, THEREFORE:

Section 1.  Amendment to Section 9(b)(vi).  The following will be added to Section 9(b)(vi):

“such special payment will be paid by the later of (x) 2 ½ months from the end of Collective’s fiscal year in which Executive’s employment terminates and (y) April 15th of the year following the year in which Executive’s employment terminates;”

Section 2.  Amendment to Section 9(e).  The last sentence of Section 9(e) shall be replaced in its entirety with the following:

“Provided, however, the payments of the amounts specified in Paragraph 9(b) are conditioned on Executive’s delivery and non-revocation of a valid and effective release issued by the Company, within fifty-five (55) days following the date of Executive’s termination from employment.”

Section 3.  Amendment to Section 13.  The first sentence of Section 13 shall be replaced in its entirety with the following:

“This Agreement may not be changed, amended, or modified in any manner except by a written instrument in writing signed by both the parties hereto, except as described in Section 16 herein.”

Section 4.  Addition of Section 16.  Section 16 shall be inserted as follows:

“Section 409A.

(a) This Agreement is intended to satisfy the requirements of Section 409A of the Internal revenue code of 1986, as amended (‘Section 409A’) with respect to amounts, if any, subject thereto and shall be interpreted and construed and shall be performed by the parties consistent with such intent.  If either party notifies the other in writing that, based on the advice of legal counsel, one or more or the provisions of this Agreement contravenes any Treasury Regulations or guidance promulgated under Section 409A or causes any amounts to be subject to interest, additional tax or penalties under Section 409A, the parties shall promptly and reasonably consult with each other (and with their legal counsel), and shall use their reasonable best efforts to reform the provisions hereof to (a) maintain to the maximum extent practicable the original intent of the applicable provisions without violating the provisions of Section 409A or increasing the costs to Collective of providing the applicable benefit or payment; provided, however, de minimis costs associated with the implementation of such 409A reforms shall be considered reasonable and not an increase under this subsection (a), and (b) to the extent possible, to avoid the imposition of any interest, additional tax or other penalties under Section 409A upon Executive or Collective.

(b) To the extent Executive would otherwise be entitled to any payment under this Agreement, or any plan or arrangement of Collective or its affiliates, that constitutes a ‘deferral of compensation’ subject to Section 409A and that if paid during the six (6) months beginning on the date of termination of Executive’s employment would be subject to the Section 409A, additional tax because Executive is a ‘specified employee’ (within the meaning of Section 409A and as determined by Collective), the payment will be paid to Executive on the earlier of the six (6) month anniversary of Executive’s date of termination or Executive’s death.

(c) Similarly, to the extent Executive would otherwise be entitled to any benefit (other than a payment) during the six (6) months beginning on termination of Executive’s employment that would be subject to the Section 409A additional tax, the benefit will be delayed and will begin being provided (together, if applicable, with an adjustment to compensate Executive for the delay) on the earlier of the first day following the six (6) month anniversary of Executive’s date of termination or Executive’s death.

(d) Any payment or benefit due upon a termination of Executive’s employment that represents a ‘deferral of compensation’ within the meaning of Section 409A shall be paid or provided to Executive only upon a ‘separation from service’ as defined in Treas. Reg. § 1.409A-1(h).  Each payment made under Section 9 of this Agreement shall be deemed to be a separate payment for purposes of Section 409A.  Amounts payable under Section 9 of this Agreement shall be deemed not to be a ‘deferral of compensation’ subject to Section 409A to the extent provided in the exceptions in Treasury Regulation §§ 1.409A-1(b)(4) (‘short-term deferrals’) and (b)(9) (‘separation pay plans,’ including the exception under subparagraph (iii)) and other applicable provisions of Treasury Regulation § 1.409A-1 through A-6.

(e) Notwithstanding anything to the contrary in this Agreement or elsewhere, any payment or benefit under this Agreement or otherwise that is exempt from Section 409A pursuant to Treasury Regulation § 1.409A-1(b)(9)(v)(A) or (C) (relating to certain reimbursements and in-kind benefits) shall be paid or provided to Executive only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following  the calendar year in which Executive’s ‘separation from service’ occurs; and provided further that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which Executive’s ‘separation from service’ occurs.  To the extent any expense reimbursement or the provision of any in-kind benefit is determined to be subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise), the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other calendar year (except for any life-time or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.”

Section 5                      Effectiveness of Amendment.  This Amendment shall become effective on the date hereof.

Section 6.                      Definitions. Capitalized terms that are not defined in this Amendment shall have the meanings ascribed thereto in the Employment Agreement.

Section 7.                      Other Provisions Unaffected.  Except as modified by this Amendment, the existing provisions of the Employment Agreement shall remain in full force and effect.

COLLECTIVE LICENSING INTERNATIONAL LLC

By:	/s/ Matthew E. Rubel
Name:	Matthew E. Rubel
Its:	Director

EXECUTIVE

By:	/s/ Bruce Pettet
Name:	Bruce Pettet
Title:	Chief Executive Officer